                               [REGISTER.COM LOGO]

               PETER A. FORMAN TO STEP DOWN AS CEO OF REGISTER.COM

           COMPANY TO COMMENCE SEARCH FOR NEW CHIEF EXECUTIVE OFFICER

NEW YORK, NY, FEBRUARY 7, 2005 -- Register.com (Nasdaq: RCOM) today announced that Peter A. Forman, Chief Executive Officer of the Company since June 2003, has informed the Board of Directors that he does not intend to renew his two-year contract upon its expiration this coming June and has asked the Board of Directors to immediately commence a search for a successor. Mr. Forman, who will remain on the Board of Directors, has agreed to stay on in his role as CEO until a successor is ready to assume office.

"Since becoming CEO in June 2003, we have realized many of the operational goals we laid out to steer the Company toward a new strategic path," said Mr. Forman.
"Most importantly, Register.com has evolved from a vendor of primarily domain names to one that is a purveyor of many Internet-based services. We have also maintained consistently strong cash flows. The next few months will allow
Register.com to find a successor to pick up where I will have left off and take the Company to its next level. As a founder, one of the largest shareholders, and a devotee of our mission, I look forward to assisting Register.com in any way I can."

"We thank Peter for his significant contributions to Register.com. He stepped in as CEO during a period of transition at a critical time in the Company's history and helped us refocus our vision and strategic direction," said Mitchell I.
Quain, Chairman of the Board of Directors of Register.com. "We appreciate
Peter's willingness to assist in a smooth transition and are delighted that he will continue to serve on our Board."

Register.com also announced that the Nominating Committee of the Company's Board of Directors is commencing a search for two new directors. The Company has agreed with Barington Companies Equity Partners, LP, as to certain target dates to appoint such new directors and hire a new CEO. Register.com has also agreed to increase the limit on the percentage of shares, from 8% to 15%, that may be acquired by the stockholder group led by Barington, pursuant to their June 9,
2003 agreement with Register.com. Additional details are provided in the
Company's Current Report on Form 8-K filed today with the Securities and
Exchange Commission.

ABOUT REGISTER.COM

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 2.9 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

                                      # # #

Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with Register.com's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, the Company's registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of our growth and of the Internet and domain name industry, risks associated with any extraordinary transactions the
Company may pursue and other factors detailed in Register.com's filings with the
Securities and Exchange Commission, including the quarterly report on Form 10-Q for the period ended September 30, 2004 currently on file.

CONTACTS:
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INVESTOR RELATIONS:
Scott Eckstein
(212) 798-9185
ir@register.com
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